Exhibit 10.38

[Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted by means of marking such portions with asterisks as the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.]

MANUFACTURING SUPPLY AGREEMENT

Between:	NeuroRx, Inc. a Delaware corporation	(“BUYER”)

And:	Nephron SC, Inc., and Nephron Pharmaceuticals Corporation, subsidiaries of Nephron, Inc. d/b/a NEPHRON PHARMACEUTICALS CORPORATION
	a Delaware corporation	(“SUPPLIER”)

Effective Date:	August 25th, 2020

RECITALS

A. BUYER is engaged in the business of development and distribution of pharmaceutical products.

B. SUPPLIER is engaged in the business of developing, manufacturing, and supplying pharmaceutical products.

C. BUYER desires to have SUPPLIER manufacture and supply certain pharmaceutical products as provided in this Agreement and SUPPLIER desires to provide BUYER with such services.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. In addition to other terms that may be defined elsewhere in this Agreement,

the following capitalized terms shall have the following meanings:

1.1 “Cancellation” shall mean the cancellation of all or any part of a Purchase Order by BUYER.

1.2 “Carrier” shall mean any person or entity engaged in the transportation of goods as shall be designated to by BUYER.

1.3 Intentionally left blank.

1.4 “Delivery Date” shall mean the date upon which SUPPLIER is to deliver the Product to a Carrier pursuant to a Purchase Order.

1.5 “Delivery and Shipping Instructions” shall mean the delivery and shipping instructions that BUYER provides to SUPPLIER pursuant to a Purchase Order.

1.6 “Facilities” shall mean SUPPLIER’s manufacturing facilities located at 4500 12th Street Extension, West Columbia, SC 29172.

1.7 “FDA” shall mean the United States Food and Drug Administration or any successor agency.

1.8 “cGMP” shall mean applicable current Good Manufacturing Practices as defined by 21 Code of Federal Regulations Section 210, 211 et. seq. or as required by the FDA and any other Regulatory Authority whose approval of the Product is necessary or who otherwise regulates the Product.

1.9 “Non-Conforming Product” means any Product that is

(i) defective in materials (if SUPPLIER is responsible for producing materials from its own sources) or workmanship,

(ii) does not conform to the Product Specifications or USP,

(iii) does not comply with the Quality Agreement or was not manufactured in full compliance with cGMPs, or

(iv) is encumbered by any lien or defect in title.

1.10 “Product Performance Characteristics” shall mean performance characteristics of a Product including, but not limited to, safety, efficacy, potency, shelf life, and application.

1.11 ”Product Price” shall mean the price(s) of the Product(s) as set forth in Exhibit C.

1.12 “Product” means the product(s) listed on Exhibit A manufactured by SUPPLIER for BUYER pursuant to this Agreement. Non-Conforming Product is not deemed Product under this Agreement.

1.13 “Purchase Orders” means the orders for Product placed by BUYER pursuant to and in accordance with Section 4.

1.14 “Purchase Price” shall mean the product of multiplying the Product Price by the quantity of Product delivered.

1.15 “Quantity Ordered” shall mean the quantity of Product ordered by BUYER pursuant to a Purchase Order.

1.16 “Regulatory Authority” means the FDA and the regulatory authority of any governmental unit that regulates the import, distribution, manufacturing, marketing, labeling, or sale of pharmaceutical products.

1.17 “Specifications” means the ingredient list, formulation, manufacturing instructions, testing and handling requirements, quality criteria, labeling and packaging requirements and other directions for the manufacture and supply of the Product as provided by BUYER and specifically set forth in Exhibit B, as the same may be amended from time to time by written agreement of the parties. However, regardless of whether set forth in Exhibit B, Specifications do not include BUYER’s claims regarding Product Performance Characteristics.

1.18 “Term” means the period that this Agreement is effective as set forth in Section 12.

1.19 “Territory” means the United States and its territories and commonwealths, including but not limited to the Commonwealth of Puerto Rico.

1.20 “USP” means United States Pharmacopoeia.

2. Agreement to Manufacture and Purchase.

2.1 Exclusive Manufacture. Pursuant to and in accordance with the terms and conditions of this Agreement, and in response to Purchase Orders received from time to time, SUPPLIER shall exclusively manufacture and supply the Product to BUYER, and BUYER shall purchase and accept delivery of the Product from SUPPLIER in accordance with Section 2.2. During the Term of this Agreement and for one (1) year thereafter, SUPPLIER shall not develop, manufacture, supply, distribute or market any Product or its bioequivalent in any packaging or presentation for or on behalf of itself or any third party worldwide outside of this Agreement, unless (a) SUPPLIER purchases an approved NDA or ANDA for the Product from BUYER or a third party, and such purchased NDA or ANDA is in no way derived from Product information provided by BUYER or (b) BUYER terminates this Agreement pursuant to section 12.8 or section 12.10. SUPPLIER shall manufacture and supply the Product in accordance with the Specifications, cGMP, and the provisions of this Agreement.

2.2 Purchase Requirements. SUPPLIER shall serve as BUYER’s primary supplier of the Product, supplying 100% of BUYER’s annual requirements for containers of the Product each year.

2.3 Delay. Notwithstanding anything to the contrary in this Agreement, in the event that SUPPLIER is unable to deliver Product on or before the Delivery Date, BUYER shall have the right to cancel all or any portion of Purchase Orders for Product not delivered under the terms of section 4.3 and 4.4 of this Agreement.

2.4 Alternate Site. BUYER shall have the right to qualify an alternate site for manufacturing of Products under the respective Product registrations. The alternate manufacturing site qualified pursuant to this section may only be used to satisfy 100% of BUYER’s purchase requirements in the event SUPPLIER is unable to meet BUYER’s Purchase Orders for a specific Product more than three (3) times in a quarter or for more than ninety (90) consecutive days for any individual Purchase Order.

2.5 Quality Agreement. The parties shall enter into a quality agreement for each Product covered by the terms of this Agreement on terms mutually agreeable to the parties as soon as practicable. Each quality agreement shall contain provisions consistent with cGMP and all other applicable laws and regulations. Prior to SUPPLIER’s production and supply of the first batch or lot of any Product, BUYER’s program manager and quality assurance managers shall conduct a quality inspection of SUPPLIER’s facility. To the extent BUYER’s program manager and/or quality assurance managers are not satisfied with the facility, they shall provide SUPPLIER with a written notice setting forth BUYER’s objections. SUPPLIER shall, at its sole expense, correct or modify all items objected to by BUYER and demonstrate compliance with BUYER’s requirements as soon as practicable following receipt of BUYER’s written notice. In the event SUPPLIER does not do so within a reasonable time, BUYER shall have the right to suspend orders under this Agreement with respect to any affected Product, until corrected. Notwithstanding Company’s quality inspection and other activities pursuant to this section, nothing in this section shall alter SUPPLIER’s sole responsibility for its compliance with cGMP and applicable laws and regulations, and all other applicable requirements under this Agreement, or to release Supplier from its obligations with respect to such compliance.

2.6 Technical Transfer. BUYER and SUPPLIER shall work together to (i) effectively transfer the manufacture and testing of the Product to SUPPLIER’s facilities, and (ii) add a second packaging configuration for Products.

The Parties shall be responsible for performing the activities set forth in Exhibit F at each Party’s sole cost and expense. BUYER shall be responsible for registration and payment of all fees associated with the file. SUPPLIER shall provide technical information necessary to support registration process. SUPPLIER shall be responsible for US FDA establishment fees.

3. Price and Payment.

3.1 Prices. BUYER shall pay to SUPPLIER, in United States Dollars, the Product Price as set forth in Exhibit C.

3.2 Customs and Other Duties. All duties and charges, including state government levy and customs duties, in the country in which SUPPLIER’s manufacturing facility is located, including any duties, taxes, VATs or similar charges arising with respect to the manufacture, sale, exportation and shipment of the Product by SUPPLIER to BUYER, shall be borne and paid by BUYER.

3.3 Price Adjustments. Commencing on the first day that is six (6) months after the date hereof, and continuing on each January 1st thereafter during the Term, and with BUYER’s prior approval, SUPPLIER shall be able to adjust the Product Price. SUPPLIER shall use commercially reasonable efforts to prevent increases in the Product Price. In the event the Product Price increases, SUPPLIER shall provide sufficient documentary evidence of any such increases in the Product Price. For clarity, entire amounts of decreases will be passed on to BUYER through reductions to Product Price.

3.4 Product Payment. SUPPLIER shall invoice BUYER upon delivery of the Product to the Carrier. Payment of the Purchase Price shall be due to SUPPLIER thirty days (30) days after the date of SUPPLIER’s invoice. In the event of a delay in shipment of Product caused by BUYER, the invoice shall be dated as of the QA release date by SUPPLIER. In the event of production delays in excess of thirty (30) days caused by BUYER’s failure to supply BUYER Supplies (as defined below) to SUPPLIER, then SUPPLIER has the right to invoice BUYER for the in-process materials.

3.5 Failure to Pay. In the event BUYER fails to make any payment more than ninety (90) days after it is due: (i) BUYER shall pay a monthly late payment penalty equal to 1.0% of the amount due but unpaid sixty (60) days from the due date and as of each thirty (30) day period thereafter, and (ii) SUPPLIER may, at its sole discretion, discontinue or withhold manufacturing, supplying, or delivery of additional Product until such payment of all overdue and outstanding amounts are made.

3.6 Financial Audit. Each Party shall maintain its books and records related to manufacture, sourcing and sale of Product in accordance with its usual business practices. Either Party may conduct a financial audit of the other Party to confirm such Party’s compliance with financial terms of this Agreement upon thirty (30) days written notice and not more often than once a year. The audit will be conducted by the party and/or an independent public accounting firm and shall be conducted at expense of the Party initiating the audit.

4. Orders.

4.1 Forecasts. BUYER shall provide to SUPPLIER on a quarterly basis a twelve-month, non-binding, rolling forecast. All orders require a formal Purchase Order in accordance with Section 4.2.

4.2 Terms. Purchase Orders shall be in writing on BUYER’s standard purchase order form. Each Purchase Order shall specify the Quantity Ordered, Delivery Date, and Delivery and Shipping Instructions, and shall be delivered to SUPPLIER not less than 30 days prior to the Delivery Date. Unless otherwise expressly agreed in writing by SUPPLIER, terms contained in a Purchase Order, including, but not limited to, preprinted terms and conditions, that are inconsistent with the terms of this Agreement, shall not apply or be enforceable by BUYER. The volume of a minimum Purchase Order of Product shall be at least one commercial batch of Product unless an alternate configuration or quantity is mutually agreed upon by the parties.

4.3 Receipt of Purchase Order. Upon SUPPLIER’s confirmation of receipt of a Purchase Order which otherwise complies with the terms of this Agreement, SUPPLIER shall use all commercially reasonable efforts to manufacture and supply the Product in accordance with the Specifications in the quantity and on the dates set forth in such Purchase Orders, and except as otherwise provided in this agreement, BUYER shall be obligated to purchase and take delivery of the Product in such quantities and on such dates. Purchase Orders shall be deemed accepted by SUPPLIER unless SUPPLIER rejects such Purchase Order in writing within five (5) days of receipt.

4.4 Rescheduling. BUYER may reschedule delivery under a Purchase Order from its originally scheduled ship date provided that it so informs SUPPLIER on or before five (5) calendar days prior to the scheduled shipment date stated in the applicable Purchase Order without any rescheduling or any other charges. SUPPLIER may reschedule delivery under a Purchase Order from its originally scheduled ship date provide that it so informs BUYER on or before fifteen (15) calendar days prior to the scheduled shipment date stated in the applicable Purchase Order without any rescheduling or any other charges.

4.5 Cancellation of Purchase Orders. In the event of the cancellation of a Purchase Order that will not be filled at a later date, BUYER will be responsible for the cost to SUPPLIER of any materials received by SUPPLIER whose use is exclusively for manufacturing of the Product, but only to the extent that the materials were to be used in fulfilling the cancelled Purchase Order. Upon payment by BUYER for such materials, they shall become the property of the BUYER and SUPPLIER shall disposition such materials as BUYER directs and at BUYER’s expense.

5. Raw Materials and Other Supplies.

5.1 BUYER Supplies. Until SUPPLIER is able to procure some or all BUYER Supplies, BUYER shall be responsible for providing and supplying SUPPLIER with the Active Pharmaceutical Ingredient (“API”) for the Product, other raw materials, and labeling necessary for SUPPLIER to manufacture and supply the Product to BUYER in accordance with the terms of this Agreement and any Purchase Order (“BUYER Supplies”). See Section 5.5. BUYER Supplies shall include, but are not limited to, those supplies set forth on Exhibit D. Title to BUYER Supplies, provided by BUYER, shall at all times remain with BUYER. In addition, title to any BUYER equipment (whether a fixture at any of the Facilities or not) shall remain with BUYER and SUPPLIER shall not obtain any ownership interests in such equipment without BUYER’s written consent. SUPPLIER may return, at BUYER’s expense, all unused BUYER Supplies to BUYER at the end of the Term, provided that BUYER shall not be responsible for purchasing more than a six (6) month supply of Raw Materials pursuant to the submitted forecast.

5.2 Delivery. Until SUPPLIER is able to procure some or all BUYER Supplies (not to include API), BUYER shall deliver or procure delivery of BUYER Supplies to SUPPLIER in sufficient quantities, quality, and condition, and at least 60 days in advance of a required Delivery Date, to enable SUPPLIER to meet its obligations under this Agreement and the relevant Purchase Order. Where applicable, BUYER Supplies shall be provided with appropriate release documentation. BUYER’s failure to timely satisfy the requirements of this section shall excuse SUPPLIER’s failure to meet a required Delivery Date to the extent that such BUYER’s failure caused or materially contributed to SUPPLIER’s failure.

5.3 Supply Failure. For each binding Purchase Order on which SUPPLIER fails to deliver at least 90% of the binding, ordered quantity of the Product within fifteen (15) days after the scheduled delivery date, SUPPLIER shall be liable to BUYER for (i) any cost difference for acquiring the shorted amount from an alternate site, and (ii) the greater of (a) 10% of the Product Price for the units not timely delivered, or (b) any amounts paid by BUYER to any customer as penalties due to SUPPLIER’s failure to supply any Product on a timely basis (collectively the “Supply Failure Penalty”). BUYER shall have the right to offset the Supply Failure Penalty against any Profit Split owed to SUPPLIER.

5.4 SUPPLIER Supplies. SUPPLIER shall be responsible to provide and supply, at no additional cost to BUYER, the supplies listed in Exhibit E (the “SUPPLIER Supplies”).

5.5 Raw Material Testing. SUPPLIER may, with BUYER’s prior approval, order the API directly from BUYER’s vendor. The API may be delivered directly from BUYER’s vendor to SUPPLIER at BUYER’s expense. With each shipment of API, BUYER shall provide, or require the vendor to supply, SUPPLIER with a completed copy of the vendor’s certificate of analysis for the API containing test results. BUYER may elect to have SUPPLIER undertake identification testing of each shipment and/or testing for compliance with the Specifications. If the API fails any testing by SUPPLIER, SUPPLIER will immediately provide BUYER notice of such failure along with details of the testing and reason(s) for failure, and SUPPLIER shall be excused from its obligation to manufacture or supply Product to BUYER until API meeting approved Specifications is delivered to SUPPLIER. Upon such delivery, SUPPLIER shall have a reasonable time in which to supply Product to BUYER that satisfies and complies with the Specifications.

5.6 Active Pharmaceutical Ingredient and Product Handling. SUPPLIER shall store the Active Pharmaceutical Ingredient and the Product at a temperature and in accordance with other special handling requirements set forth in the Specifications, DEA (if applicable) and FDA cGMP.

5.7 Labeling. Regardless of whether BUYER or SUPPLIER provides the labeling for the Product under this section, BUYER shall provide the wording for all labeling and shall be solely responsible for compliance with all laws and regulations regarding the content of labeling. SUPPLIER shall label the Product as set forth in the Specifications.

5.8 Packaging. SUPPLIER shall package the Product for shipment in accordance with the Specifications, as approved by FDA.

5.9 Shipping. Product shall be delivered to BUYER at SUPPLIER’s shipping dock. SUPPLIER shall indicate the Purchase Order number or other identifying number on all packing slips, as reasonably directed by BUYER.

5.10 Risk of Loss. BUYER shall bear the risk of loss of BUYER Supplies by reason of theft, casualty, or other cause beyond SUPPLIER’s reasonable control prior to delivery of BUYER Supplies to SUPPLIER. SUPPLIER shall bear the risk of loss of (i) SUPPLIER Supplies and (ii) the Product (to the extent of value added by SUPPLIER over the value of BUYER Supplies, which become a part of such Product) until delivery of the Product to the Carrier, at which time risk of loss shall pass to BUYER. Notwithstanding anything to the contrary contained herein, in no event shall SUPPLIER’s liability exceed the cost of BUYER Supplies lost, damaged, destroyed, or otherwise unusable. Notwithstanding the foregoing, any loss or damage to BUYER Supplies, SUPPLIER Supplies, or the Product resulting from acts by SUPPLIER taken in accordance with the Specifications, cGMP, or BUYER instructions shall be borne by BUYER. SUPPLIER shall bear the risk of loss of BUYER Supplies due to SUPPLIER’s willful misconduct or negligence, including but not limited to SUPPLIER’s failure to comply with the Specifications, cGMPs, or BUYER instructions.

5.11 BUYER Supplies Interruption. If BUYER reasonably foresees at any time that it is likely to become unable to supply or procure supply of BUYER Supplies to SUPPLIER in the next six (6) months from that time, BUYER shall provide prompt notice to SUPPLIER and use its best efforts to find an alternative supplier of BUYER Supplies.

5.12 Expiration Dating. Unless otherwise specified in the Specifications or any Work Order, in no event shall SUPPLIER deliver any Product to BUYER with remaining expiration dating at the time of delivery of less than 21 months. At BUYER’s sole-discretion, short dated Products may be accepted on a case-by-case basis.

6. Quality Assurance and Documentation.

6.1 Process. SUPPLIER shall conduct all quality control and process testing in accordance with the Specifications, the cGMP, and SUPPLIER’s standard operating procedures. SUPPLIER shall conduct sterility and endotoxin testing of Product at its expense.

6.2 Documentation. SUPPLIER shall provide BUYER with a copy of the batch documentation for each lot of Product. Upon request, SUPPLIER shall provide BUYER with copies or summaries of other documents or data created or maintained by SUPPLIER in the ordinary course of manufacturing the Product. SUPPLIER shall, if requested by BUYER, and for an additional charge to be agreed upon, use commercially reasonable efforts to assist BUYER with the preparation of all or any part of a regulatory submission by BUYER or other special reports, documents, or data not created or maintained by SUPPLIER in its ordinary course of business.

7. Quality Assurance, Sampling and Inspections By BUYER.

7.1 Inspection. On an annual basis, or as needed for cause where quality issues are identified, BUYER’s employees shall have the right, at a mutually agreeable time and upon mutually agreeable terms, during SUPPLIER’s regular business hours, to enter the Facilities for the purpose of observing the manufacturing of the Product, inspecting the quality of finished Product, obtaining samples of Product, and/or conducting quality assurance audits. BUYER shall have the right to suspend orders until correction in the event it uncovers material manufacturing or Product quality concerns that SUPPLIER is unable or unwilling to remedy within a reasonable period of time. BUYER’s employees who inspect SUPPLIER’s Facilities shall comply with SUPPLIER’s regulations, rules, and practices, and BUYER assumes all risk of loss and shall indemnify, defend, and hold SUPPLIER harmless from all liability resulting from the presence of BUYER employees at the Facilities except when due to gross negligence or willful misconduct on the part of SUPPLIER or its employees.

7.2 Notification of Inspection. Within two (2) days of being notified of (a) any inspections by the FDA or other Regulatory Authorities involving or pertaining to the Product, (b) any pending or threatened litigation, governmental investigation, proceeding, or action involving or pertaining to the Product, or (c) any defective, adulterated, or misbranded Product or any information suggesting that the Product may fail to meet the Specifications or may otherwise be defective, SUPPLIER shall notify BUYER in writing, or BUYER shall notify SUPPLIER in writing, as the case may be, of the preceding.

7.3 Recall and Adverse Drug Events. If any Regulatory Authority or other government agency or court shall request or require the recall of all or some of the Product or require the dissemination of information regarding the Product, BUYER shall immediately notify SUPPLIER of such recall or required dissemination and shall consult with SUPPLIER regarding the timely compliance with all applicable laws and regulations. In addition, BUYER is responsible for compliance with the requirements of the Regulatory Authorities concerning the reporting of adverse effects, which may occur as the result of the use of Product covered by this Agreement. BUYER will be responsible for Periodic Safety Reporting. SUPPLIER shall be responsible for the costs of any recall or dissemination of information regarding the Product due to its failure to comply with the Specifications, cGMPs or BUYER instructions. Additionally, at BUYER’s sole discretion, SUPPLIER shall either (i) reimburse BUYER for the Product Price of the recalled units, or (ii) replace the recalled units at no charge.

7.4 Safety Procedures. BUYER shall supply SUPPLIER with Material Safety Data Sheet and the U.S. Department of Transportation Hazard Classification for each Product, all API, and for all BUYER Supplies. SUPPLIER and BUYER shall mutually develop safety procedures for the handling and manufacture of the Product and treatment or disposal of wastes relating thereto that comply with all federal and state environmental and occupational safety and health requirements. Such procedures shall be included in a separate document and shall be followed by SUPPLIER in performing services under this Agreement. SUPPLIER shall, in accordance with BUYER instructions, ship rejected API, Product, and BUYER Supplies to such destination as BUYER’s instructions shall designate in writing. The expense for disposal or reclamation of rejected Product, API, BUYER Supplies, and other waste shall be borne by BUYER; provided, however, the expense for disposal of rejected Product due to failure of SUPPLIER to perform its obligations under this Agreement shall be borne by SUPPLIER. SUPPLIER will not dispose of rejects or waste without prior written consent from BUYER.

7.5 Lot Number and Expiry Date. BUYER will provide directly, or with instructions, which will enable SUPPLIER to develop, a lot number and expiry period for each lot of Product manufactured by SUPPLIER.

7.6 Product Inspection. SUPPLIER will test and inspect each lot of Product for compliance with Specifications, and shall certify in writing such compliance to BUYER, prior to release and shipment to BUYER. If within 30 days after receipt of pre-shipment samples or the lot of Product by BUYER at its facility, BUYER notifies SUPPLIER in writing that such lot contains Non-Conforming Product as determined by any information available to BUYER, SUPPLIER shall replace Non-Conforming Product at SUPPLIER’s expense (such expense to include the cost of API, BUYER Supplies, and all components and other materials) within forty-five (45) days of such notice. SUPPLIER shall pay for shipping charges to deliver such replacement Product to BUYER. Non-Conforming Product shall, at BUYER’s election, either (i) be returned to SUPPLIER within a reasonable period of time, or (ii) be destroyed by BUYER at SUPPLIER’s expense with proof of destruction. Notwithstanding the foregoing, if BUYER first discovers any nonconformance that would not have been readily discoverable from a review of the associated documentation provided by SUPPLIER or the packaging for a particular Product shipment at the time of delivery (a “Latent Defect”), BUYER shall have a continuing right to notify SUPPLIER within thirty days after the discovery of the Latent Defect.

7.7 Disputes with Respect to Rejection. If SUPPLIER disputes BUYER’s rejection of all or part of any shipment of the Product, and such dispute is not resolved by mutual agreement between the parties within sixty (60) days of BUYER’s notice of rejection, such dispute shall be resolved by an independent FDA approved testing organization or consultant of recognized repute within the U.S. pharmaceutical industry mutually agreed upon by the parties, the appointment of which shall not be unreasonably withheld or delayed by either party. The determination of such testing entity with respect to all or part of any shipment of the Product shall be final and binding upon the parties, but only as to the reasons given by BUYER in rejecting the shipment or portion thereof and shall have no effect on any matter for which said entity did not render a determination. The fees and expenses of the third party making the determination shall be paid by BUYER if the Product is found to be in compliance with the Specifications, cGMPs, and BUYER instructions; otherwise, such fees and expenses shall be paid by SUPPLIER.

8. Warranty.

8.1 SUPPLIER Warranty. SUPPLIER warrants that it shall manufacture and supply the Product in compliance with this Agreement, and that the Product, when delivered to the Carrier, will meet the Specifications and shall not be Non-Conforming Product; provided, however, this warranty shall not apply to defects in Product (i) resulting from or occurring despite SUPPLIER’s compliance with the Specifications, cGMPs, and any express instruction of BUYER, (ii) resulting from the quality or suitability of any BUYER Supplies, or (iii) if the Product is abused, altered, improperly stored, or repackaged after leaving SUPPLIER’s possession. No warranty is made as to the quality or suitability of any BUYER Supplies or the Product Performance Characteristics or other performance characteristics of the Product. Notwithstanding anything contained herein, in no event shall SUPPLIER’s liability with respect to a claim whether by BUYER or any third party arising out of or relating to SUPPLIER’s alleged breach of warranty exceed the limit of insurance required under section 10.1 of this Agreement.

8.2 Warranty Procedures. To claim any rights or to enforce any warranty provisions against SUPPLIER, written notice of a warranty claim must be given by BUYER to SUPPLIER within one hundred eighty (180) days after the Product is delivered to the Carrier. Any Product that BUYER believes breaches the warranty set forth in this section must be held by BUYER for SUPPLIER’s inspection and testing and, upon SUPPLIER’s request, returned to original Ex-Works place of shipment point, freight prepaid. Upon SUPPLIER’s reasonable determination that the Product is defective and that such defect is due to SUPPLIER’s failure to comply with the Specifications, the cGMP, or other negligent or wrongful act or omission by SUPPLIER, SUPPLIER shall, at BUYER’s election, either (i) manufacture, package, and label additional Product to replace such defective Product at the original Ex-Works place of shipment point (subject to BUYER providing, at SUPPLIER’s expense, necessary API and BUYER Supplies); or (ii) credit BUYER with an amount equal to the costs of all API and BUYER Supplies in the defective Product. Upon SUPPLIER’s reasonable determination that the Product is not defective, SUPPLIER and BUYER shall submit the Product to an independent third party for testing. If such third party determines that the Product is defective and that such defect is due to SUPPLIER’s failure to comply with the Specifications, the cGMP, or other negligent or wrongful act or omission by SUPPLIER, SUPPLIER shall, at BUYER’s election, either (i) manufacture, package, and label additional Product to replace such defective product at the original Ex-Works place of shipment point (subject to BUYER providing, at SUPPLIER’s expense, all necessary API and BUYER Supplies); or (ii) credit BUYER with an amount equal to the costs of all API and BUYER Supplies in the defective Product. If such third party determines that the Product is not defective or that such defect is not due to SUPPLIER’s failure to comply with the Specifications, the cGMP, or other negligent or wrongful act or omission by SUPPLIER, then BUYER shall pay the expenses associated with such third party testing and shall accept and pay for the Product.

8.3 Exclusive Remedy. The foregoing is BUYER’s sole and exclusive remedy against SUPPLIER for breach of warranty, breach of contract, tortious acts, or any other legal theory arising out of or related to this Agreement. In no event shall SUPPLIER be liable for incidental or consequential damages.

8.4 Other Warranties. ALL OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPLICITLY DISCLAIMED.

9. Indemnification for Third Party Claims.

9.1 SUPPLIER Indemnification. SUPPLIER shall indemnify and hold BUYER harmless from any damage, expense, loss, or liability, including reasonable attorney’s fees, arising out of or resulting from any third party claims against BUYER, where SUPPLIER is at fault by reason of (i) defect of the Product which would be a defect covered under Section 8, (ii) negligence of willful misconduct of SUPPLIER, or (iii) breach of this Agreement, including failure to perform any act required by or in compliance with SUPPLIER’s obligations under this Agreement or another breach of this Agreement; provided, however, that SUPPLIER shall not have any obligation to indemnify BUYER to the extent a claim results from the gross negligence or willful misconduct of BUYER. BUYER shall give SUPPLIER notice of any claim for which BUYER may be entitled to indemnification and shall cooperate with SUPPLIER in the defense of such claims. Notwithstanding the foregoing, at its election, and at its own expense, SUPPLIER (or its insurers) may assume direction and control of the defense of any such claim.

9.2 BUYER Indemnification. BUYER shall indemnify and hold SUPPLIER harmless from any damage, expense, loss, or liability, including reasonable attorney’s fees, arising out of or resulting from any third party claims made or threatened against SUPPLIER by reason of (i) any failure of BUYER to comply with any law or regulation regarding the possession, distribution, labeling, or sale of the Product, (ii) the gross negligence or willful misconduct of BUYER, or (iii) any Product Performance Characteristics of a Product that is in compliance with the Specifications and cGMP; provided, however, that BUYER shall not have any obligation to indemnify SUPPLIER to the extent a claim results from the negligence or willful misconduct of SUPPLIER or SUPPLIER’s breach of this Agreement. SUPPLIER shall give BUYER notice of any claim for which SUPPLIER may be entitled to indemnification and shall cooperate with BUYER in the defense of such claims.

10. Insurance.

10.1 SUPPLIER. SUPPLIER shall maintain (i) products liability insurance with a minimum limit of $10,000,000; (ii) comprehensive general liability insurance with minimum limits of $2,000,000 for each of bodily injury and property damage; and (iii) fire and casualty insurance on its Facilities and their contents, exclusive of BUYER’s Supplies and exclusive of Product to the extent of the value of BUYER’s Supplies which have become a part of said Product. Such policies of insurance shall provide that BUYER will be notified at least thirty (30) days prior to any cancellation. BUYER shall be named as an additional insured on all such policies and certificates evidencing such insurance shall be provided to BUYER upon request.

10.2 BUYER. BUYER shall maintain (i) products liability insurance with a minimum limit of $5,000,000; (ii) comprehensive general liability insurance with minimum limits of $2,000,000 for each of bodily injury and property damage; and (iii) fire and casualty insurance, or such other forms of coverage BUYER may desire, on BUYER Supplies and on Product to the extent of the value of BUYER Supplies which have become a part of such Product, in such amounts as BUYER may desire. Such policies of insurance shall provide that SUPPLIER will be notified at least 30 days prior to any cancellation. Certificates evidencing such insurance shall be provided to SUPPLIER upon request.

11. Confidential Information.

11.1 Definition. Confidential Information for purposes of this Agreement shall mean any and all trade secrets, know-how of or data about each of the parties, their clients, or their operations, and other matters of a confidential or proprietary nature, including, without limitation, the Product and the Specifications, but shall not include any of the following information:

(i) information which was known to the receiving party, prior to receipt from the delivering party, as evidenced by the receiving party’s written records;

(ii) information which was in the public domain or generally known to the trade at the time of receipt from the delivering party;

(iii) information which, other than by breach of this Agreement, enters the public domain or becomes generally known to the trade;

(iv) information which is disclosed to the receiving party by a third party who is free to make such disclosure;

(v) information which is independently developed by the receiving party without use of the delivering party’s Confidential Information; or

(vi) information which is required to be disclosed by law, regulatory, administrative, or judicial order.

11.2 Term. During the Term and any extension of this Agreement and for a period of five (5) years thereafter, the parties shall not disclose, communicate, or otherwise make available to any other party and shall not use or deal with in any manner, except as permitted by this Agreement, any Confidential Information of the other; provided, that with respect to any Confidential Information that constitutes a trade secret of a party, this covenant shall continue for as long as the same remains a trade secret of that party.

11.3 Use. Each party agrees to use the Confidential Information of the other only for the purpose of performing its obligations under this Agreement; shall not copy any Confidential Information of the other except as necessary to perform its obligations under this Agreement; shall limit dissemination of the Confidential Information of the other to only those of its employees who have a need to know; and shall return all Confidential Information of the other, including any copies, upon the earlier of such party’s request or the termination of this Agreement; provided, however, a party may retain a copy of the Confidential Information of the other as may be required by law or regulation for record keeping purposes,

11.4 Disclosure. A party may disclose Confidential Information of the other party to a third person if it is required to do so by subpoena, court order, law, or regulation. In such event, the party shall, in advance of the disclosure if practical, notify the other of such required disclosure. Each party agrees that the Confidential Information of each party is vital to the business interests of each party and that any disclosure or unauthorized use thereof would cause irreparable harm. Each party may specifically enforce the obligations of the other under this paragraph, by injunction or otherwise, in addition to and not in limitation of any other remedies that a party may have at law or in equity.

11.5 Discoveries. Discoveries or inventions by SUPPLIER made in the course of performing this Agreement shall become the property of (a) BUYER, if such discovery or invention relates specifically to the Product or its formulation; or (b) SUPPLIER, if such discovery or invention improves upon or relates to general manufacturing or production methods applicable to a variety of pharmaceutical products or does not otherwise relate specifically to the Product or its formulation.

11.6 Prior Agreement. The Parties acknowledge that they are parties to that certain Mutual Confidential Disclosure Agreement by and between them and having an Effective Date of July 7, 2020 (“the CDA”), and that the CDA remains in full force and effect. The provisions of this Section 11 are intended to supplement, and not to replace, the provisions of the CDA.

12. Term and Termination.

12.1 Term. This Agreement shall be effective from its date and shall continue in effect for five (5) years from the date of shipment to BUYER of the first commercial production of any Product hereunder with successive annual (1 year) renewals, unless earlier terminated as provided herein. Written notification of intent by a Party to terminate this Agreement must be received by the other Party no less than three (3) months prior to the end of the Agreement and, in the absence of such notice, the annual (1 year) renewal clause will apply.

12.2 Termination. Either party may terminate this Agreement for a material breach by the other party by giving the breaching party written notice, specifying the breach relied on, and giving the breaching party thirty (30) days to cure such breach. If the breach has not been cured (or the breaching party has not commenced a good faith effort to cure) at the end of the thirty (30) day period, then, upon notice thereof to the breaching party by the other, this Agreement shall terminate.

12.3 Bankruptcy. If either party shall file or have filed against it a petition in bankruptcy, make an assignment for the benefit of its creditors, or have a receiver appointed for its assets, which action shall not be vacated within 60 days after such action, then the other party may terminate this Agreement immediately upon written notice.

12.4 Termination by Mutual Consent. BUYER and SUPPLIER may terminate this Agreement upon mutual consent on the terms and conditions mutually agreed to in a letter of termination executed by BUYER AND SUPPLIER. The terms and conditions contained in such letter of termination (a) may conflict with or add to the terms and conditions of this Agreement; and (b) shall supersede the terms and conditions of this Agreement, including with respect to survival.

12.5 FDA Warning Letter. This Agreement will terminate only with respect to the affected Product or in its entirety, at the sole discretion of BUYER, immediately upon a ten (10) day written notice by BUYER, following issuance by the US FDA of a “Warning Letter” to SUPPLIER with respect to one or more of its facilities used, or to be used, to manufacture, test, validate, label, package or store Product.

12.6 Discontinued Product. BUYER may terminate this Agreement with respect to a specific Product upon 6 (six) months written notice in the event such Product is discontinued for any reason.

12.7 Customer Complaints. BUYER may terminate this Agreement with respect to a specific Product upon thirty (30) days’ notice in the event that BUYER receives more than 100 documented customer complaints related to Product quality in any one calendar year, which complaints are regarding such Product and due to reasons that are within SUPPLIER’s control.

12.8 Incomplete Tech Transfer. BUYER may terminate this Agreement with respect to a specific Product upon thirty (30) days’ written notice in the event the Tech Transfer is not complete (including receiving all necessary approvals from FDA) within two (2) years from the Effective Date.

12.9 Profit Margin. BUYER may terminate this Agreement with respect to a specific Product upon thirty (30) days’ written notice in the event BUYER’s Gross Profit Margin is below 40% for any two (2) consecutive quarters. In such event, all outstanding purchase orders and the remaining purchase requirement for the calendar year per Section 2.2 will be paid by BUYER to Nephron within 30 days of termination.

12.10 Product Launch. BUYER may terminate this Agreement with respect to a specific Product upon thirty (30) days’ written notice in the event such Product is not launched within two (2) years from the Effective Date.

12.11 Survival. The termination of this Agreement shall not relieve the parties of any obligation accruing prior to termination, provided that a Purchase Order outstanding as of the effective date of an early termination shall remain in effect only to the extent of work in progress as of the date of notice of termination. Without limitation as to other rights and obligations that may survive, Sections 8, 9, 10, 11 and 14 shall survive any termination of this Agreement.

13. Independent Contractor. SUPPLIER is an independent contractor for BUYER and the parties are not partners or joint venturers. Except for the Specifications, BUYER Supplies, and BUYER’s right to assure the quality of SUPPLIER’s services, SUPPLIER shall furnish all expertise, labor, supervision, and facilities necessary for the manufacture and the supply of the Product, maintain all required governmental permits, and comply with all laws regarding the Facilities.

14. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section

14.

15. Labeling. Product labeling (primary, secondary, insert) and government filings may indicate that the Product has been manufactured for BUYER by SUPPLIER. Except as required by applicable law and regulations, or to seek Regulatory Authorities’ approval, neither party shall make any other use of the other party’s name, trademarks, or trade dress without the other party’s express prior written approval.

16. Notices. All notices to be given under this Agreement shall be in writing and shall be delivered personally, by facsimile machine with a copy mailed by certified mail, or by certified mail postage prepaid, to the following addresses:

If to BUYER: NeuroRx, Inc.

913 N. Market Street, Suite 200

Wilmington, Delaware 19801

USA

Attention: Jonathan Javitt, MD, MPH; CEO

Email: jjavitt@neurorxpharma.com

If to SUPPLIER:    Nephron SC, Inc., and Nephron Pharmaceuticals Corporation, subsidiaries of Nephron, Inc. d/b/a NEPHRON PHARMACEUTICALS

CORPORATION

4500 12th Street Extension

West Columbia, SC 29172

United States of America

Attention: Lou Kennedy, CEO

Facsimile: (803) 509-6034

Notices shall be effective upon receipt if personally delivered; on the first business day following the date of facsimile transmission or email delivery; or on the third business day following the date of mailing. A party may change the address for notices by notifying the other party of such change in accordance with this Section.

17. Assignment and Subcontracting. This Agreement shall not be assigned by either party without the prior written consent of the other party. SUPPLIER may use subcontractors in the performance of this Agreement only with BUYER’s prior written consent.

18. Debarment. SUPPLIER and BUYER represent that they have not been debarred under 21 U.S.C. § 335a or convicted of a felony for conduct relating to the regulation or handling of any drug product and will not use in any capacity in the performance of this Agreement or any Work Order the Services of any person or entity currently or ever debarred under 21 U.S.C. § 335a or convicted of a felony for conduct relating to the regulation or handling of any drug product

19. Amendments. This Agreement may only be amended by a written agreement duly executed by the parties.

20. Force Majeure. The period for which performance (other than the payment of money) is required by a party shall be extended by the period during which such party is unable to perform due to strikes, acts of God, war, shortages or unavailability of supplies, or other causes beyond the party’s reasonable control. Either party shall have the right to terminate this Agreement in the event force majeure event continues for longer than 90 days.

21. Choice of Law and Venue. This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware, notwithstanding any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction.

22. Choice of Forum. Each party irrevocably and unconditionally agrees that it shall not commence any action, litigation or proceeding of any kind whatsoever against the other party in any way arising from or relating to this Agreement, including all exhibits, schedules, attachments and appendices attached hereto and thereto, and all contemplated transactions, including contract, equity, tort, fraud and statutory claims, in any forum other than a United States District Court in South Carolina or, if such court does not have subject matter jurisdiction, the courts of the State of South Carolina sitting in Columbia, and any appellate court from any thereof. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation or proceeding only in a United States District Court for South Carolina or, if such court does not have subject matter jurisdiction, the courts of the State of South Carolina sitting in Columbia. Each party agrees that a final judgment in any such action, litigation or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws.

23. Waiver. The waiver by any party of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach.

24. Recitals. The Recitals are an integral part of this Agreement.

25. Headings. The headings of the sections or paragraphs of this Agreement are included for convenience only and shall not affect the meaning of this Agreement.

26. Binding Effect. This Agreement shall be binding upon the successors and assigns of the parties.

27. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

28. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

NEURORX, INC.		NEPHRON PHARMACEUTICALS CORPORATION

By:	/s/ Jonathan Javitt	By:	/s/ Lou Kennedy
Name:	Jonathan Javitt	Name:	Lou Kennedy
Title:	CEO	Title:	CEO
Date:	8/27/2020	Date:	08/25/2020

EXHIBIT A

Product

Product	Active Ingredients	Strength	Dosage Form	Ampoule Sizes	Reference Listed Drug
Vasoactive Intestinal Peptide [VIP] in Sodium Chloride (0.9% saline)	RLF – 100 (Aviptadil)	1 mg / 10 mL (100 mcg / mL)	Injection	10 mL fill in 10 mL syringe – 5 syringes per carton	Not Applicable
Vasoactive Intestinal Peptide [VIP] in Sodium Chloride (0.9% saline)	RLF – 100 (Aviptadil)	100 mcg / 2 mL (50 mcg / mL)	Injection	2.0 mL fill in 3.0 mL syringe – 5 syringes per carton	Not Applicable

EXHIBIT B

Product Specifications

To be determined

EXHIBIT C

Product Pricing and Batch Size

[***]

EXHIBIT D

BUYER Supplies

Buyer will secure and supply all API for duration of production unless otherwise agreed to by both parties

EXHIBIT E

SUPPLIER Supplies

SUPPLIER to supply excipients, components, packaging, and other materials and supplies for the Product.

EXHIBIT F

Activity/Responsibility Summary

Activity / Responsibility	BUYER	SUPPLIER
Supply of API	X
Purchase of Raw Materials	X
Purchase Packaging Components		X
API Testing and Release		X
Packaging Component Testing and Release		X
Maintenance of Manufacturing Equipment		X
Maintenance of Packaging Equipment		X
Maintenance of Analytical Equipment		X
Calibration of Manufacturing Equipment		X
Calibration of Packaging Equipment		X
Calibration of Analytical Equipment		X
Storage of raw Materials		X
Storage of Packaging Components		X
Storage of Finished Product	X
Weigh/Dispense API		X
Weigh/Dispense excipients		X
Manufacture of finished product, including three exhibit batches		X
Inspection and secondary packaging		X
In-process testing		X
Labeling per applicable laws and requirements		X
Review and Approve Labeling Proofs	X
Finished product release testing		X
Finished product stability testing		X
Review and Disposition of Master Batch Record		X
Review and Disposition of Packaging Record		X
Final Batch Release		X
Arrange for Shipping of finished Product	X	X
Prepare and Approve Certificate of Compliance		X
Facilities qualification, protocol, execution, completion, report		X
Cleaning procedures, validation		X
Analytical Methods for Cleaning Validation		X
Equipment qualification, protocol, execution, completion, report and approval, safety qualification		X
Validation, protocol, execution, completion report and approval		X
Standard Operating Procedures		X
SOP Training		X

Maintenance of Training Records		X
Master Batch Record		X
Packaging Batch Record		X
Retention of Batch Records		X
Storage of Retain Samples		X
Maintenance/Administration of Retain Samples		X
Conduct Annual Product Review	X	X
Health and Safety Programs in accord with State, Local and Federal Regulations		X
Training on relevant health and safety issues		X
Documented Health and Safety Procedures		X
Prepare documents for FDA Submission	X	X
Submit amendments/supplements to current NDA / ANDA / 505(b)(2) filing	X
Maintaining facility registrations, including paying GDUFA Finished Dosage Form Establishment Fee:		X
Provide technical dossier for each of the Products to SUPPLIER	X
Perform testing required for Technical Transfer		X
Drug Listing of each Product	X